THE SECURITIES DELIVERABLE UNDER THIS NOTE WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (C) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

UNSECURED PROMISSORY NOTE

$5,000,000	August 16, 2011

This is an Amended and Restated Unsecured Promissory Note which shall replace and supersede the Unsecured Promissory Note dated January 14, 2010 and the Amended and Restated Unsecured Promissory Note dated March 25, 2010.

FOR VALUE RECEIVED, CHINA INFORMATION TECHNOLOGY, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of Mr. Jiang Huai Lin, an individual (the “Holder”), or his registered assigns or successors in interest or order, without demand, the sum of Five Million Dollars ($5,000,000) (the “Principal”) on March 5, 2012 (the “Maturity Date”), in exchange for loan in the amount of the Principal provided by Holder to the Company.

The following terms shall apply to this Amended and Restated Unsecured Promissory Note (the “Note”):

ARTICLE I

INTEREST

1.1            Non-Interest Bearing. The parties hereby agree that this Note shall not accrue interest during its term.

1.2             Prepayment. The Company may prepay all or any part of the amounts outstanding under this Note at any time without the express written consent of the Holder.

1.3             Taxes. Any and all payments by the Company to or for the account of the Holder under this Note shall be made free and clear of and without deduction for any taxes, except as required by applicable law. If the Company shall be required by any applicable law to deduct any taxes from or in respect of any sum payable under this Note to the Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.3 ), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof.

ARTICLE II

CONVERSION

2.1             Note Conversion. The Holder shall have the right, but not the obligation, to convert all or any part of the outstanding Principal of this Note into such number of fully paid and non-assessable shares of the Company’s common stock, par value US$0.01 per share (the “Common Stock”) or other securities of the Company as and if required pursuant to Section 2.3.(b), at any time and from time to time prior to the later of the Maturity Date or the date on which this Note is paid in full, subject to the terms and conditions set forth in this Article 2, at a conversion price per share of Common Stock equal to US$2.70 (the “Conversion Price”), as the same may be adjusted from time to time in accordance with event of the Common Stock calculated in accordance with Section 2.3.

2.2             Conversion Procedures

(a)             In the event that the Holder elects to convert this Note, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Company, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal amounts being converted and the name of the entity to be issued the Shares of Common Stock upon conversion. The date specified in the Notice of Conversion, or if no date is specified, then the date of the delivery of the Notice of Conversion, shall be referred to as the “Conversion Date.” A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)             Pursuant to the terms of the Notice of Conversion, the Company shall deliver, or cause to be delivered, such number of Shares of Common Stock (or other securities of the Company as and if required pursuant to Section 2.3(b)) as determined pursuant to this Note (the “Conversion Shares”) via physical certificates to the Holder or its assignee (if and as designated in the Notice of Conversion and to the extent permitted by applicable securities laws). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Date. The Holder or its assignee (if and as designated in the Notice of Conversion) shall be treated for all purposes as the beneficial holder of such Conversion Shares, unless the Holder provides the Company written instructions to the contrary.

(c)             The number of Conversion Shares to be issued upon each conversion of this Note pursuant to this Article 2 shall be the quotient obtained by dividing the Principal by the then applicable Conversion Price. No fractional shares of Common Stock shall be issued upon any conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon any conversion of this Note, the Company shall make an adjustment and payment in cash to the Holder.

(d)             The Company shall deliver or cause to be delivered certificates representing the Conversion Shares within seven (7) business days of the Conversion Date.

2.3             Adjustment Events. The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a)             Merger, Sale of Assets, etc. If (i) the Company effects any merger or consolidation of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities (such other persons or entities, the “Purchasers”) acquire more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Purchasers or such other persons or entities associated or affiliated with the Purchasers), or (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) pf the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company (in any such case, a “Fundamental Transaction”), this Note, as to the Principal thereon, shall thereafter, at the Holder’s election, be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section 2.3 shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(b)             Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the Principal hereof, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(c)             Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock (whether by a stock split or otherwise), or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

For purposes of this Article 2, “Exempt Issuance” shall mean (a) the issuance of shares of Common Stock to employees, consultants, service providers, officers or directors of the Company, pursuant to any other stock or option plan duly adopted for such purpose by the Company, up to an aggregate number of shares not to exceed fifteen percent (15) of the total outstanding Common Stock of the Company, as determined as of the date of this Note (as the same may be proportionally adjusted for any subdivision, consolidation, reclassification or similar event of the Common Stock), (b) the issuance of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note, provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) the issuance of securities to bona fide third party purchasers on an arm’s length basis;

2.4             Notice as to Adjustments. Whenever the Conversion Price is adjusted pursuant to this Article 2, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.5             Reservation and Registration. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from all mortgages, charges, pledges, liens, hypothecations or other security interests (“Liens”), preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of this Article 2) upon the conversion of this Note. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, pursuant to the Registration Rights Agreement, shall be registered for public sale in accordance therewith. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6             Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

2.7             Replacement Note. In the event of any partial conversion of the outstanding Principal, the Holder agrees to surrender this Note to the Company and the Company shall issue to the Holder a replacement Note in the amount of the remaining Principal after giving effect to such partial conversion.

ARTICLE III

COVENANTS

3.1             Covenants of the Company. The Company covenants and agrees that, so long as all or any of the Principal of this Note remains outstanding, it shall: (a) preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof; and (b) comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (the “Requirement(s)”) of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Company or its property; except wherein the failure to comply would not have a materially adverse on (i) the business, property, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Note, the Exchange Agreement, the Registration Rights Agreement or the Letter Agreement (collectively, the “Transaction Documents”); provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements. As used in this Note, “Subsidiary” means, with respect to a person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by such person, and, in respect of the Company, shall also include any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity from time to time organized and existing under the laws of the People’s Republic of China whose financial reporting is consolidated with the Company in any audited financial statements filed by the Company with the Commission in accordance with the Securities and Exchange of 1934 as amended, together with the rules and regulations promulgated thereunder from time to time in effect.

ARTICLE IV

EVENTS OF DEFAULT; REMEDIES

4.1             Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

(a)             Failure to Pay Principal. The Company shall fail to pay the Principal, when due under this Note.

(b)             Breach of Covenant. The Company breaches any covenant in this Note in any material respect, which failure is not cured, if possible to cure, within five Business Days after the Company has become or should have become aware of such failure.

(c)             General Assignment. The Company or any Subsidiary makes an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

(d)             Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other such proceedings or relief under any bankruptcy, insolvency or restructuring law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against the Company or any Subsidiary.

(e)             Delisting. The Common Stock shall not be eligible for listing or quotation for trading on a Trading Market for a period of ten (10) consecutive trading days, and shall not be eligible to resume listing or quotation for trading thereon within thirty (30) trading days. As used in this Note, “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the New York Stock Exchange, NYSE Amex, the Nasdaq Stock Market LLC.

4.2             Remedies. If an Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare 100% of the Principal to be due and payable immediately, and upon any such declaration Principal shall be immediately due and payable. If an Event of Default specified in Sections 4.1(c) or (d) above occurs, the Principal shall automatically, and without any declaration or other action on the part of the Holder, become immediately due and payable, unless the Holder delivers a waiver of such acceleration in writing; provided that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. Upon an acceleration hereunder, the Principal shall be immediately due and payable and the Holder shall have the right to exercise all available and applicable remedies.

ARTICLE V
MISCELLANEOUS

5.1             Non-Waiver and Other Remedies. No course of dealing, failure or delay on the part of the Holder of this Note in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2             Notices. Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Note given in accordance with this section):

If to the Holder:	c/o China Information Technology, Inc.
21st Floor, Everbright Bank Building,
Zhuzilin, Futian District
Shenzhen, Guangdong, 518040
People's Republic of China
Fax: 86-755-8370-9333

If to the Company:	China Information Technology, Inc.
21st Floor, Everbright Bank Building,
Zhuzilin, Futian District
Shenzhen, Guangdong, 518040
People's Republic of China
Fax: 86-755-8370-9333
Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037-1122
Attention: Louis Bevilacqua, Esq.
Fax: (202) 663-8007

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

5.3             Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder, and the Company shall assist the Holder in consummating any such transfer or assignment. The Company may not assign this Note without the consent of the Holder. A transfer of this Note may be effected only by a surrender hereof to the Company and the issuance by the Company of a new note or notes in replacement thereof, which shall be registered by the Company in accordance with Section 5.4 hereof once an executed copy of the replacement note has been executed by the transferee.

5.4             Transfer Register. In the event of a transfer, the Company shall maintain a register (the “Register”) for the registration or transfer of this Note, and shall enter the names and addresses of the registered holders of this Note, the transfers of this Note and the names and addresses of the transferees of this Note. The Company shall treat any registered holder as the absolute owner of this Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes. The Note and the right, title, and interest of any person in and to such Note shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 5.4 and for tax purposes only, the keeper of the Register, if it is not the Company, shall be the Company’s agent for purposes of maintaining the Register. This Section 5.4 shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the United States Internal Revenue Code (the “Code”) and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

5.5             Governing Law; Rules of Construction. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

5.6             United States Dollars. All references to “$” or dollars in this Note shall refer to the currency of the United States.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

CHINA INFORMATION TECHNOLOGY,INC.

By: /s/ Zhi Qiang Zhao
Name: Zhi Qiang Zhao
Title: Chief Operating Officer

Exhibit A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the following amount of the outstanding principal under that certain Unsecured Convertible Promissory Note, due March 5, 2012 of CHINA INFORMATION TECHNOLOGY, INC., a Nevada corporation (the “Company”), into shares of Common Stock according to the conditions therein, as of the date written below. No fee will be charged to the holder for any conversion.

Conversion calculation:________________________________________________________________

Date to Effect Conversion: _______________________________________________________________

Number of shares of Common Stock to be issued: ____________________________________________

Shares of Common Stock to be issued in the name of: [insert name of Holder or its assignee]__________

HOLDER:

____________________________________________________________________
(Print Name of Holder)

By: ____________________________
Name:
Title: